Exhibit 99.1

Contact:

Investor Relations:

Jorge A. Junquera

Chief Financial Officer

Senior Executive Vice President

787-754-1685

Media Relations:

Teruca Rullán

Senior Vice President

Corporate Communications

787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Completes Exchange of Outstanding Series C Preferred Stock Owned by U.S. Treasury for Newly Issued Trust Preferred Securities

San Juan, Puerto Rico, Tuesday, August 25, 2009 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP) today announced that it has completed its previously announced exchange of all $935 million of its outstanding shares of Series C Preferred Stock owned by the U.S. Treasury for $935 million of newly issued trust preferred securities (the “New Trust Preferred Securities”).

The New Trust Preferred Securities have a distribution rate of 5% until December 5, 2013 and 9% thereafter (which is the same as the dividend rate on the Series C Preferred Stock). The sole asset and only source of funds to make payments on the New Trust Preferred Securities is perpetual junior subordinated indebtedness issued by the Corporation to the new trust.

On Friday, August 21, 2009, the Corporation announced the expiration of its offer (the “Exchange Offer”) to exchange its outstanding Series A Preferred Stock and Series B Preferred Stock and the outstanding Trust Preferred Securities referred to in the prospectus for the Exchange Offer identified below for newly issued common stock of the Corporation. The settlement for the Exchange Offer is expected to occur later today.

The Corporation conducted the Exchange Offer in order to increase its common equity capital to accommodate the more adverse economic and credit scenarios assumed under the U.S. Government’s Supervisory Capital Assessment Program (SCAP) as applied to regional banking institutions. In the aggregate, the Exchange Offer and the exchange of Series C Preferred Stock for the New Trust Preferred Securities will generate more than $1.4 billion of Tier 1 common equity, comprised of (1) approximately $0.9 billion of

Tier 1 common equity as a result of the Exchange Offer and (2) approximately $0.5 billion of Tier 1 common equity from the exchange of Series C Preferred Stock for the New Trust Preferred Securities, representing the difference between the book value of Series C Preferred Stock and the estimated fair value of the New Trust Preferred Securities, which reduces the Corporation’s accumulated deficit by that amount.

After giving pro forma effect to the Exchange Offer and the exchange of Series C Preferred Stock for the New Trust Preferred Securities, the Corporation’s Tier 1 common/risk-weighted assets ratio is increased from 2.45% to approximately 7.50% as of June 30, 2009. These disclosures should be read in conjunction with the Corporation’s Form 10-Q for the quarter ended June 30, 2009, which includes the Corporation’s unaudited consolidated statement of condition as of June 30, 2009 and the Corporation’s unaudited consolidated statement of operations for the quarter and six months ended June 30, 2009. See “Regulatory Capital Ratios—Popular, Inc. Non-GAAP Reconciliation of Tier 1 Common Equity to Common Stockholders’ Equity” in the Corporation’s Form 10-Q for the quarter ended June 30, 2009 for a discussion of our use of non-GAAP financial measures and for a reconciliation of Tier 1 common to common stockholders’ equity.

The Corporation has filed a registration statement, a prospectus and related exchange offer materials with the SEC for the exchange offer to which this communication relates. You can read the prospectus and other documents the Corporation has filed with the SEC for more complete information about the Corporation and the Exchange Offer. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Corporation will arrange to send you the prospectus if you request it by contacting Corporate Communications, at (787) 765-9800.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which were made only pursuant to the terms of the prospectus and related letter of transmittal, as applicable.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the

U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA and offers loan customers the option of being referred to a trusted consumer lending partner. The Corporation, through its subsidiary EVERTEC, provides transaction processing services throughout the Caribbean and Latin America, as well as internally services many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 115 years of experience through these regions while continuing its commitment to meet the needs of clients through innovation and to foster growth in the communities it serves.

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An electronic version of this press release can be found at the Corporation’s website, www.popular.com.